UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2009

MEMC Electronic Materials, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O’Fallon) St. Peters, Missouri (Address of principal executive offices)		63376 (Zip Code)

(636) 474-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On June 26, 2009, MEMC Electronic Materials, Inc. (“MEMC” or the “Company”) entered into a binding term sheet (the “Term Sheet”) with Q-Cells SE (“Q-Cells”) reflecting the parties’ agreement to form a joint venture for the purpose of building large scale solar plants. MEMC has agreed to invest up to approximately $100 million in the venture in three separate payments during the third and fourth quarters of 2009 upon formation of the joint venture entity. The joint venture company will contract with Q-Cells International to develop, acquire and build the plants. Q-Cells International will order the cells for the plants from Q-Cells and Q-Cells will purchase the necessary solar wafers from MEMC at set prices. Once the first project is fully constructed, the parties intend to sell it to a third party. The parties can then return the proceeds of that sale to the joint venture partners or leave the investment in the entity for one or more future solar plant projects. The Company and Q-Cells will each have two seats on the board of the joint venture company. The parties are currently negotiating final documents for the joint venture consistent with the terms of the Term Sheet while awaiting German antitrust approvals before proceeding further.

The joint venture will be accounted for under the equity method of accounting. As MEMC sells wafers to Q-Cells, the revenue from those sales will be recognized consistent with MEMC’s revenue recognition policy, and the costs associated with those wafers will be included in cost of goods sold. MEMC will defer its pro rata share (50%) of the net profit associated with the sale of the wafers, consistent with its ownership in the joint venture, until the project is sold to a third party, at which point all previously deferred amounts will be recognized as income, as well as any gain or loss on the sale of the project. The joint venture income elimination will be recorded in MEMC’s consolidated statements of income as “equity in earnings of joint venture, net of tax.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: July 23, 2009	By:	/s/ Kenneth H. Hannah
Name: Kenneth H. Hannah Title: Senior Vice President and Chief Financial Officer